MOBIL PROPOSES TO ACQUIRE AMPOLEX, AUSTRALIAN E&P FIRM


SYDNEY, AUSTRALIA -- February 14, 1996 -- Mobil Corporation today announced that its Australian subsidiary, Mobil Exploration & Producing Australia Pty
Ltd (MEPA) has acquired a substantial position in Ampolex Limited through the purchase of its listed securities and has made a proposal to acquire the Australian oil and gas exploration and producing company.
    Under the Mobil proposal, Ampolex would be acquired by MEPA through a cash offer for all Ampolex listed securities. Mobil indicated that it would expect to pay A$4.25 per share (US$3.20 at current exchange rates) for Ampolex's ordinary shares, a 34% premium over last night's closing price. The total price is A$1.24 billion (US$936 million at current exchange rates) plus additional amounts for preference shares and convertible notes. Mobil also indicated that it expects to offer continued employment to all Ampolex employees.
    "We believe the potential benefits of a union between Ampolex and Mobil represent a winning proposition for the shareholders of Ampolex and Mobil, for Ampolex employees and for the overall business of both companies," said Paul J. Hoenmans, Mobil director and president of its Exploration and Producing division. "Our strategies and interests are complementary. Ampolex's resource base and current production will contribute to Mobil's upstream goal of profitably growing production and reserves. In turn, Mobil will bring world-class capabilities in development, technology, project finance and operations."

                                 - more -

    The Mobil offer will be conditional upon regulatory approvals in Australia and the United States, minimum acceptance conditions, no material change in Ampolex's circumstances or in the financial markets, and standard Australian conditions.
    "Mobil looks forward to the opportunity to extend its commitment to the Australian market and economy," said Mr. Hoenmans. "We have a rich history in Australia in marketing and refining, and our union with Ampolex will further strengthen Mobil's commitment."
    Mobil was the first oil company in Australia, with investment dating back to 1895. Today, Mobil Oil Australia (MOA) is one of Australia's major industrial companies with assets of about A$2 billion and over 2,000 employees. MOA operates two petroleum refineries, one in Melbourne and the other in Adelaide, a number of distribution terminals, coastal bulk plants in all states and over 550 owned or leased service stations.
    On the upstream side of the business, Mobil's exploration activities in Australia began in the 1950s. In 1989, MEPA was formed to oversee Mobil's oil and gas exploration and producing activities. MEPA holds a 35% interest in the Griffin, Chinook and Scindian oil fields. Oil production from the Griffin field complex began in January 1994 at up to 80,000 barrels per day, and gas production started in June of the same year.
                                   # # #                      02/14/96